Exhibit 77(c)


              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

A special meeting of shareholders of the Registrant was held on February 21, 2002 to approve:

     (1) an amendment to the Registrant's Declaration of Trust to remove the upper limit on the number of trustees that the Registrant's Board of Trustees may set from time to time (For: 28,965,114, Against:
          1,690,356).

     (2) the reorganization of the Registrant as a newly created series of ING Funds Trust, a Delaware business trust (For: 29,792,266, Against:
          1,102,576).